Exhibit 10.2

Xi’an TCH Energy Technology Co., Ltd.

Qitaihe City Boli Yida Coal Selection Co., Ltd.

Lease Agreement for Coking Coal Gas Power Generation Project

June 2014

Lease Agreement for Coking Coal Gas Power Generation Project

Lessor: Xi’an TCH Energy Technology Co., Ltd. (“Party A”)

Lessee: Qitaihe City Boli Yida Coal Selection Co., Ltd. (“Party B”)

Whereas,

1. In order to improve the efficiency of assets operation and decrease the management cost, Party A agrees Party B to lease its coking coal gas power generation assets, and Party B agrees to lease such coking coal gas power generation assets and pay the leasing fee according to this agreement.

2. Both parties have received valid authorization for the lease agreement, and such lease does not need any further review, verification or approval by relevant government agencies.

3. Through friendly negotiation, Parties reach the agreement on Party B leasing Party A’s coking coal gas power generation assets. According to the “Contract Law of China” and other laws and regulations, Parties hereby enter into the lease agreement that is binding on both.

Article 1, Lease Scope

1.1 The coking coal gas power generation equipment assets that Party B leases from Party A (hereinafter referred to as “Lease Project”) has a capacity of 15 MW. The details of the Lease Project see “Target Assets List” as an attachment of this agreement.

1.2 Party B leases the Lease Project for its power generation purpose, and Party B will enjoy the incomes from such power generation.

1.3 Party B operates the Lease Project, keeps its own accounts, and is responsible for its own profits or losses. Party B shall bear all the taxes and fees in connection with the operation of the Lease Project.

Article 2, Lease Term

The lease term is as follows:

June 28, 2014 to June 27, 2029.

Upon the expiration, Party A will transfer the lease assets to Party B at no cost.

Article 3, Leasing fee and method of payment

3.1 The leasing fee is RMB 3 million per month. The payment of the leasing fee will be made monthly by wire.

3.2 Party B ensures to make payment of leasing fees on the 15th day of each month. (If the 15th day of the month is a weekend or national holiday, such payment shall be made on the first working day after the weekend or holiday) Party B shall pay a default fee to Party A everyday that equals to 0.08% of leasing fee for everyday of its delaying payment.

3.3 Party B confirms that the operation expense, depreciation and the amount of power generated of the lease project remain the same during the lease term.

Article 4, Lease Deposit

4.1 To ensure the operating profit of the Lease Project and Party B to fulfill its obligations under this Agreement, both Parties agree that Party B shall pay Party A certain amount of security deposit. The security deposit will guarantee Party B operates the project honestly, manage the power generation assets diligently and carefully and bear the operating risk during the operation period.

4.2 Party B shall pay RMB 3 million to Party A as deposit within 10 days after the execution of this Agreement.

4.3 If there is any damage or loss to the Lease Project caused by the operating risk during Party B’s operation process, Party A has the rights to deduct the relevant amount from leasing deposit paid by Party B as a compensation based upon specific situation according to this Agreement and its attachment. If the deposit is not enough to pay for Party A’s loss, Party A has the right to request Party B to pay for the difference.

4.4 Upon the expiration of this Agreement, Party A shall return the deposit to Party B after Parties conclude the accounting based upon this Agreement, excluding the amount that should be deducted subject to this Agreement and its attachment.

Article 5, Rights and Obligations of Party A

5.1 Party A has the right to supervise Party B on Lease Project. For the activities that could damage the Lease Project and affect the economy of the operation, Party A has the right to stop them and terminate this Agreement.

5.2 Party B shall pay the leasing fee on schedule. If Party B delays the payment, Party A has the right to deduct the fee from leasing deposit. If the deposit is not enough to pay for the leasing fee, Party A has the right to request Party B to pay the default fee subject to this Agreement and request Party B to compensate Party A’s losses.

5.3 Party A shall not interfere with Party B’s normal operation and management activities. The incomes that Party B obtains during its lease term belong to Party B after payment of the leasing fee and leasing deposit in full.

Article 6, Rights and Obligations to Party B

6.1 During the operating period, Party B has the rights to autonomous management, assuming full responsibilities for profits and losses, and independent and separate accounts.

6.2 Party B shall complete all related review and approval procedures for the Lease Project and obtain the operating rights for the Lease Project.

6.3 Party B shall ensure the integrity and good operating condition of the Lease Project. If the Lease Project has problems during operation, Party B is responsible for the repair, maintenance and their costs.

6.4 Party B shall pay the leasing fee on schedule and give written notice to Party A when making leasing payments.

6.5 Party B shall pay the lease deposit in full, and such deposit accrues no interest.

6.6 During the operating period, Party B shall not terminate or cancel this Agreement without Party A’s consent. If this Agreement is terminated due to Party B’s reason and cause losses to Party A, it shall be considered as a breach of Agreement by Party B. Party B shall be responsible to compensate Party A’s direct and indirect losses (subject to the evaluation of the third party).

Article 7, Force Majeure (as defined by the law)

If the “Lease Project” could not be appropriately used due to force majeure, Party A or Party B can be partially or wholly exempted from its liability practically and realistically according to the impact caused by the force majeure. Either Party that suffers a force majeure shall notify the other party within 2 working days and provide proofs for the force majeure within 15 working days, and shall endeavor to retrieve any loss as much as possible. Party A has the right to terminate this Agreement if this Agreement cannot be performed due to the force majeure.

Article 8, Liability of breach of contract

8.1 Unless otherwise agreed in this Agreement or other written consents by Parties, neither party can modify or terminate this Agreement during the term without the written consent from the other party. If any party breaches this Agreement, it shall pay for all the losses suffered by the other party as a result of its breach.

8.2. Party B shall pay a daily default fee to Party A that equals to 0.08% of the leasing fee for everyday of its delaying payment.

8.3 If Party B defaults payment of leasing fee accumulatively for 3 months, it is considered as lack of ability to pay leasing fee, and Party A has the right to terminate this Agreement, and Party B shall compensate all the losses of Party A and pay default fees.

8.4 If Party B breaches the term of Article 6 of this Agreement and causes losses to Party A, Party B shall be responsible to compensate Party A’s losses and pay a breach of contract penalty fee that equals to 40% of the overall leasing fees of this Agreement to Party A. At the same time, Party A has the right to seek compensation from the person who provides guarantee for the Party B.

Article 9, Effect of the Agreement

This Agreement is established when both Parties sign and seal the Agreement. This Agreement will take effect on the date when Parties sign “List of Target Assets”. If the document is dated differently on the aforementioned documents, this Agreement takes effect on the date of the last agreement is signed.

If any term of this Agreement is considered invalid by the Court, the validity of other terms of this Agreement shall not be affected.

Article 10, Settlement of dispute

Any disputes arising out of this Agreement shall be settled through friendly negotiation, in case no settlement can be reached, each party can file a law suit to the local People’s Court with jurisdiction in which the Party A is located.

Article 11, Others

11.1. For any other matters not addressed in this Agreement, Party A and Party B may reach “Supplement Agreement”, and “Supplement Agreement” has the same legal effect to this Agreement.

11.2. Party B agrees, during the implementation of this Agreement, Part A can change or assign this Agreement to any other party that Party A designates, if necessary. Party B shall not assign/transfer its rights and obligations under this Agreement without the written approval of Party A.

11.3. This Agreement has six original copies. Party A and Party B each holds three copies and they all have same legal effect.

Party A : (sealed)	Party B : (sealed)

Signature of representative:	Signature of representative:

Signing date	Signing date